Exhibit 24(b)(8)(m)(2):  Form of Administrative Services Agreement between Voya Life and Annuity Company and T. Rowe Price Associate, Inc.,

ADMINISTRATIVE SERVICES AGREEMENT

This Agreement (“Agreement”) is between Voya Life and Annuity Company ( “Company”) and undersigned T. Rowe Price Associate, Inc. (Price Associates”) concerning certain administration services to be provided by Company, with respect to the T. Rowe Price Equity Series, Inc., T. Rowe Price Fixed Income Series, Inc., and T. Rowe Price International Series, Inc. (the “Fund” and collectively, the “Funds”).

1.         The Fund.  The Fund is a Maryland Corporation registered with the Securities and Exchange Commission (the “SEC”) under the Investment Company Act of 1940 (the “Act”) as an open-end diversified management investment company.  The Fund serves as a funding vehicle for variable annuity contracts and variable life insurance contracts and, as such, sells its shares to insurance companies and their separate accounts.  With respect to various provisions of the Act, the SEC requires that owners of variable annuity contracts and variable life insurance contracts be provided with materials and rights afforded to shareholders of a publicly-available SEC-registered mutual fund.

2.         The Company.  The Company is an Iowa stock life insurance company.  The Company issues variable annuity and/or variable life insurance contracts (the “Contracts”), as defined further in the Participation Agreement between the Company,  the Fund, and T. Rowe Price Investment Services, Inc. dated May 1, 2015 (“Participation Agreement”), which are supported by various segregated asset accounts as may be established by the Company from time to time (each hereinafter referred to as the “Separate Account”) which are registered with the SEC as a unit investment trust and are defined in the Participation Agreement as the “Account”.  Pursuant to the Participation Agreement, the Company purchases shares of the Fund for the Separate Account supporting the Company’s Contracts.

3.         Price Associates.  Price Associates serves as the Fund’s investment adviser.  Price Associates supervises and assists in the overall management of the Fund’s affairs under an Investment Management Agreement with the Fund, subject to the overall authority of the Fund’s Board of Directors in accordance with Maryland law.  Under the Investment Management Agreement, Price Associates is compensated by the Fund for providing investment advisory and certain administrative services (either directly or through its affiliates).

         4.            Administrative Services.  Company shall provide certain administrative services respecting the operations of Price Associates and the Funds and certain personal services to Contract Owners investing in the Funds, as set forth below.  Capitalized terms used herein shall, unless otherwise noted, have the same meaning as the defined terms in the Participation Agreement to which this provision relates.

(a)    Shareholder Services: The Company shall perform some or all of the following shareholder services (“Shareholder Services”) with respect to the Separate Accounts, which shall  include without limitation:

a.       Assisting Contract Owners in designating and changing dividend options, account designations and addresses;

b.      Establishing and maintaining accounts and records relating to Contract Owners;

c.       Answering questions and handling correspondence from Customers about their accounts and the Funds;

d.      Maintaining Contract Owner account records that reflect allocations to the Funds;

e.       Facilitating the tabulation of votes in the event of a meeting of shareholders;

f.       Receiving Contract Owner purchase and redemption requests for shares that reflect allocations to the Funds; and

g.      Providing such other related services upon which Price Associates or the Funds and the Company may mutually agree.

(b)   Record-keeping Services: The Company shall be responsible for performing certain recordkeeping and administrative services (collectively, “Record Keeping Services”) with respect to all of the Separate Accounts, which shall include without limitation:

a.       Providing subaccounting services and maintaining accurate subaccounting records regarding shares beneficially owned by Contract Owners;

b.      Furnishing (either separately or on an integrated basis with other reports sent to a Contract Owner by the Company) statements and confirmations of all purchases and redemption requests as may be required by agreement between the Company and the Contract Owners;

c.       Providing tax reporting;

d.      Processing Contract Owner purchase and redemption requests that affect allocations to the Funds and placing purchase and redemption instructions with the Funds' transfer agent, including any designee thereof;

e.       Processing dividend and distribution payments from the Fund on behalf of Contract Owners;

f.       Monitoring Contract Owners for compliance with the applicable frequent trading policy;

g.      Cooperating with the other parties to the Agreement to facilitate implementation of each other's anti-money laundering program;

h.      Providing such other related services upon which Price Associates or the Funds and the Company may mutually agree.

5.         Payment for Administrative Services.  In consideration of the services to be provided by you, we shall pay you on a monthly basis (“Payments”), from our assets, including our bona fide profits as investment adviser to the Fund, an amount equal to 15 basis points (0.15%) per annum of the average aggregate net asset value of shares of the Funds held by the Separate Account under the Participation Agreement.  For purposes of computing the payment to the Company contemplated under this Paragraph 5, the average aggregate net asset value of shares of the Funds held by the Separate Account over a monthly period shall be computed by totaling the Separate Account’s aggregate investment (share net asset value multiplied by total number of shares held by the Separate Account) on each business day during the calendar month, and dividing by the total number of business days during such month.  The payment contemplated by this Paragraph 5 shall be calculated by Price Associates at the end of each calendar month and will be paid to the Company within 30 calendar days thereafter.

6.         Nature of Payments.  The parties to this Agreement recognize and agree that Price Associates’ Payments to the Company under this Agreement represent compensation for administrative services only and do not constitute payment in any manner for investment advisory services or for costs of distribution of the Contracts or of Fund shares; and further, that these payments are not otherwise related to investment advisory or distribution services or expenses, or administrative services which Price Associates is required to provide to owners of the Contracts pursuant to the terms thereof.  The Company represents that it may legally receive the payments contemplated by this Agreement.

7.         Term.  This Agreement shall remain in full force and effect for an initial term of one year, and shall automatically renew for successive one-year periods unless either party notifies the other upon 60-days written notice of its intent not to continue this agreement.  This Agreement and all obligations hereunder shall terminate automatically upon the redemption of the Company’s and the Separate Account’s investment in the Fund.

8.         Amendment.  This Agreement may be amended only upon mutual agreement of the parties hereto in writing.

9.         Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which shall together constitute one and the same instrument.

10.       Relationship to Other Agreements.   This Agreement is intended to supplement the Participation Agreement and not intended to conflict with or supersede the provisions of the Distribution Services Agreement or the Participation Agreement (“Prior Agreements”).  All representations and warranties made by the parties in the Prior Agreements are incorporated into this Agreement and shall be deemed to have been made in connection with this Agreement.

T. ROWE PRICE ASSOCIATES, INC.

By:

Name:

Title:

VOYA INSURANCE AND ANNUITY COMPANY

By:

Name:

Title:

lgl1635/VIPFunds/Voya/T Rowe-Voya-Admin Services Letter-Final-4 20 2015

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